Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

July 21, 2026

For Immediate Release

Vicor Corporation Reports Results for the Second Quarter Ended June 30, 2026

Andover, Mass., July 21, 2026 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the second quarter ended June 30, 2026. These results will be discussed at 8:00 a.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are below.

Product and royalty revenues for the second quarter ended June 30, 2026 totaled $143.4 million, a 26.9% sequential increase from $113.0 million in the first quarter of 2026, compared to $141.0 million from product revenues, royalty revenues and a patent litigation settlement of $45.0 million for the corresponding period a year ago.

Gross margin increased sequentially to $83.1 million for the second quarter of 2026, compared to $62.4 million for the first quarter of 2026, and decreased from $92.1 million for the corresponding period a year ago. Gross margin, as a percentage of revenue, increased to 58.0% for the second quarter of 2026, compared to 55.2% for the first quarter of 2026. Gross margin decreased from 65.3% for the corresponding period a year ago which included the aforementioned $45.0 million patent litigation settlement. Operating expenses increased sequentially to $48.2 million for the second quarter of 2026, compared to $45.5 million for the first quarter of 2026, and increased from $46.7 million for the corresponding period a year ago.

Net income for the second quarter was $49.8 million, or $1.04 per diluted share, compared to net income of $20.7 million, or $0.44 per diluted share, for the first quarter of 2026 and net income of $41.2 million or $0.91 per diluted share, for the corresponding period a year ago.

Cash flow from operations totaled $34.0 million for the second quarter, compared to cash flow used for operations of $(3.9) million in the first quarter of 2026, which included the impact of a $28.6 million payment of an award for past litigation, and cash flow from operations of $65.2 million for the corresponding period a year ago. Capital expenditures for the second quarter totaled $11.2 million, compared to $12.4 million for the first quarter of 2026 and $6.2 million for the corresponding period a year ago. Cash and cash equivalents as of June 30, 2026 increased 12.2% sequentially to approximately $453.6 million compared to approximately $404.2 million as of March 31, 2026.

Backlog for the second quarter ended June 30, 2026 totaled $380 million, a 26% sequential increase from $301 million at the end of the first quarter of 2026, and increased 145% from $155 million for the corresponding period a year ago.

Commenting on second quarter performance, Chief Executive Officer Dr. Patrizio Vinciarelli stated: “Rising demand across high-performance compute, automatic test equipment, and industrial, aerospace and defense applications is absorbing increased capacity within our first ChiP fab. As we get closer to full capacity utilization, we are taking steps toward a second fab for high current density 2nd Gen VPD ChiPs.

AI OEMs and Hyper-scalers are at a loss dealing with the current density and PDN limitations of 1st Gen. VPD systems. The industry’s fixation with PoL regulators (replacing VRs, operating from 12V or 6V, with IVRs, operating from 1.8V) merely trades off one handicap (low current density) for another (low current gain). Feeding IVRs with a current multiplier is an incremental opportunity for Vicor.

With its 2nd Gen VPD IP, Vicor is uniquely equipped to overcome the power system challenges standing in the way of future advances in TPUs, GPUs and Wafer Scale Engines.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, July 21, 2026 at 8:00 a.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to register with Notified, the service provider hosting the conference call. Those registering on Notified’s website will receive dial-in info and a unique PIN to join the call as well as an email confirmation with the details. Registration may be completed at any time prior to 8:00 a.m. on July 21, 2026. For those parties interested in listen-only mode, the conference call will be webcast via a link that will be posted on the Investor Relations page of Vicor’s website prior to the conference call. Please access the website at least 15 minutes prior to the conference call to register and, if necessary, download and install any required software. For those who cannot participate in the live conference call, a webcast replay of the conference call will also be available on the Investor Relations page of Vicor’s website.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2025, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures, and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products to the power systems market, including enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, vehicles and transportation, and aerospace and defense electronics.

For further information contact:

James F. Schmidt, Chief Financial Officer

Office: (978) 470-2900

Email: invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		SIX MONTHS ENDED (Unaudited)
	JUN 30, 2026	JUN 30, 2025	JUN 30, 2026	JUN 30, 2025
Product revenue	$112,926	$85,693	$210,930	$168,899
Royalty revenue	30,426	10,353	45,391	21,115

Total net revenues	143,352	96,046	256,321	190,014
Patent litigation settlement	—	45,000	—	45,000

Total net revenues and patent litigation settlement	143,352	141,046	256,321	235,014
Cost of product revenues	60,232	48,918	110,835	98,521

Gross margin	83,120	92,128	145,486	136,493
Operating expenses:
Selling, general and administrative	27,601	27,952	50,793	53,089
Research and development	20,641	18,791	42,931	38,168

Total operating expenses	48,242	46,743	93,724	91,257

Income from operations	34,878	45,385	51,762	45,236
Other income (expense), net	4,045	3,657	7,564	6,791

Income before income taxes	38,923	49,042	59,326	52,027
Less: (Benefit) provision for income taxes	(10,863)	7,842	(11,136)	8,266

Consolidated net income	49,786	41,200	70,462	43,761
Less: Net income attributable to noncontrolling interest	14	8	26	30

Net income attributable to Vicor Corporation	$49,772	$41,192	$70,436	$43,731

Net income per share attributable to Vicor Corporation:
Basic	$1.08	$0.92	$1.54	$0.97
Diluted	$1.04	$0.91	$1.48	$0.97
Shares outstanding:
Basic	45,936	45,007	45,703	45,112
Diluted	47,708	45,077	47,481	45,286

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	JUN 30, 2026 (Unaudited)	DEC 31, 2025 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$453,582	$402,805
Accounts receivable, net	78,929	60,716
Inventories	104,489	91,340
Other current assets	33,346	32,502

Total current assets	670,346	587,363
Long-term deferred tax assets	38,746	27,463
Long-term investment, net	2,525	2,462
Property, plant and equipment, net	162,536	147,690
Other assets	20,009	20,853

Total assets	$894,162	$785,831

Liabilities and Equity
Current liabilities:
Accounts payable	$20,415	$12,290
Accrued compensation and benefits	15,321	12,031
Accrued expenses	7,662	3,691
Accrued litigation	—	28,275
Sales allowances	4,414	3,136
Short-term lease liabilities	1,767	1,568
Income taxes payable	141	904
Short-term deferred revenue and customer prepayments	875	3,426

Total current liabilities	50,595	65,321
Long-term income taxes payable	3,132	3,086
Long-term lease liabilities	5,841	5,608

Total liabilities	59,568	74,015
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	472,396	462,805
Retained earnings	491,795	421,359
Accumulated other comprehensive loss	(1,733)	(1,672)
Treasury stock	(128,139)	(170,935)

Total Vicor Corporation stockholders’ equity	834,319	711,557
Noncontrolling interest	275	259

Total equity	834,594	711,816

Total liabilities and equity	$894,162	$785,831